Exhibit 99.1

News Release
CONTACT:
Cameron Golden
Director of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
website address: www.cousinsproperties.com
COUSINS’ DARY STONE JOINS BOARD OF DIRECTORS
ATLANTA — February 17, 2011 — Cousins Properties Incorporated (NYSE: CUZ) announced today that R. Dary Stone has been elected to the Board of Directors of the Company, effective March 2, 2011, transitioning from his executive responsibilities as Vice Chairman.
As Vice Chairman of the Company, Mr. Stone focused on maintaining and growing the Company’s strategic relationships as well as sourcing new business opportunities. Mr. Stone joined Cousins in 1999 when the Company acquired Faison-Stone, and later served as President and Chief Operating Officer of the Company from 2001-2002.
Larry Gellerstedt, President and Chief Executive Officer of Cousins, noted, “We thank Dary for his many contributions to Cousins and look forward to his continued leadership in developing strategic relationships and new business opportunities as a member of the Board of Directors.”
About Cousins Properties
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office and retail development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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